Exhibit 10(a)(S11)

LOAN PARTICIPATION AGREEMENT

THIS LOAN PARTICIPATION AGREEMENT AND AGREEMENT FOR CONTRIBUTION (“Agreement”), entered into as of • (the “Effective Date”), by and between Wachovia Bank, National Association, with its primary office located at 301 South College Street, Charlotte, NC 28288 (“Bank”), and Wachovia Preferred Funding Holding Corp. (“Participant”).

Recitals

Bank owns and holds certain commercial loan obligations and related unfunded commitments of the Bank, all as more specifically identified on the schedules annexed hereto as Schedules A and B (the “Loans”).

Bank desires to contribute, assign, and transfer to, as of the Effective Date, a 100% participation interest in the Loans then outstanding, on the terms and conditions set forth herein solely in exchange for the consideration more specifically identified in the schedule annexed hereto as Schedule C (the “Consideration”).

Participant desires to accept the Participation Interest in exchange for the Consideration.

Agreement

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows.

Definitions.
“Borrower or Borrowers” refers to the person or persons that are obligated as borrowers under the Loan Documents.

“Collateral” means property of whatever nature or kind pledged to the Bank to secure payment of the any of the Loans.

“Collections” means all moneys, from whatever source derived, received by Bank from time to time on account of, or in respect of, or relating to, any Loan or as proceeds of the Collateral.

“Commitments” means the obligations of the Bank under any of the Loan Documents to fund Loans that are not at such time funded.

“Loan” means any commercial loan described on Schedules A and B hereto. “Loans” means more than one Loan.

“Loan Documents” means those documents executed by any Borrowers, or any third party obligor in respect of any Loans or evidencing or relating to any Borrower’s or such third party’s obligations in respect of the Loan or Loans or any security interest or Collateral relating to such Loan or Loans, including with out limitation, promissory notes, credit agreements, guarantees, security agreements, mortgages, deeds of trust, or letters of credit.

“Participation Interest” means a 100% participation interest in the principal, income and Commitments of the Loans outstanding on the Effective Date and in all related Collateral and Loan Documents, excluding loan servicing rights which are retained by Bank.

“Participant’s Share” means the Participant’s share of any funds received by Bank in respect of any Loan or Loans pro rated according to the Participant’s Participation Interest.

“Party or Parties” refers to the Bank and Participant.

“Policies and Procedures” means the written policies and procedures of Bank as set forth in portions of the Bank’s Policies and Procedures Manuals as of the Effective Date that govern generally, its credit polices, underwriting policies, loan closing policies, collection policies and booking and billing procedures applicable to the Loans, as amended from time to time

“Servicing Agreement” means the agreement dated • between Bank and Participant governing servicing of the Loans.

Contribution of Participation Interest.    Bank hereby contributes, assigns and transfers, without recourse, to Participant and Participant hereby accepts from Bank, the Participation Interest according to the terms and conditions herein set forth.

Payment.    In consideration of contribution of the Participation Interest, Participant does hereby convey unto Bank shares of the duly issued fully paid non-assessable common stock of Participant (the “Stock”) as agreed to by the Participant and the Bank and as reflected on Schedule C, delivery of which is acknowledged by Bank.

Loan Servicing.    The Servicing Agreement shall govern Bank’s servicing of the Loans. Bank shall retain possession of the Loan Documents subject to this Agreement and the Servicing Agreement and shall appropriately mark its books and records maintained by its computer systems to clearly reflect sale of the Participation Interest to the Participant.

Representations and Warranties of Bank.    To induce Participant to enter into this Agreement, Bank hereby makes the following representations and warranties:

1)	Bank is a national banking association legally and properly organized and validly existing and is in good standing under the laws of the United States.

2)
Bank has the power and authority to own its properties, to carry on its business in the manner in which it conducts such business and to execute, acknowledge and deliver this Agreement and the Servicing Agreement connection with the sale of the Participation Interest and this Agreement.

3)
Compliance by Bank with the terms and conditions of this Agreement does not conflict with, or result in a breach of or default under, any other agreement or instrument to which Lender is a party, or any federal or state law, regulation, ruling or interpretation to which Lender is subject.

4)
There is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of the Bank, threatened against the Bank in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes which would have a material adverse effect on the Participation Interest.

5)
Bank is the sole owner of the Loans (subject to Participant’s Participation Interest therein), has full legal authority, has taken all required corporate action and obtained all consents required to sell, transfer and assign the Participation Interest to Participant, and (subject to Participant’s Participation Interest therein), is free and clear of all claims and encumbrances of any type.

6)	All documents or instruments pertaining to the sale of the Participation Interest are properly authorized, executed and valid and binding on Bank.

7)	Each Loan has been closed, advanced, booked, administered and serviced by Bank in accordance with the Policies and Procedures.

8)	To the Bank’s knowledge, each Loan Document executed is genuine, was duly authorized, executed and delivered and is the legal, valid and binding obligation of each party thereto, enforceable in accordance with its terms except as such enforcement may be limited (i) by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, (ii) by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (iii) to the extent that certain of the remedial provisions of the Loan Documents may be limited by applicable law, provided that such limitations do not make the remedies provided for in the Loan Documents inadequate for the practical realization of the benefits of the security intended to be afforded thereby.

9)
All recordable instruments included in the Loan Documents have been duly recorded in all places necessary to perfect valid security interests or mortgage liens, as the case may be, and create valid security interests or mortgage liens, as the case may be, of the intended priority.

10)	All costs, fees and expenses incurred in underwriting, closing and funding any Loan and recording any instruments have been paid or are not assessable against the Participant.

11)	All applicable federal and state laws, regulations, rulings and interpretations applicable to the making and servicing of any Loan have been complied with.

12)	As of the Effective date none of the Loans are in none accrual status.

13)	No Loan is an adjustable interest rate loan product (“ARM”), an equity line of credit (“PEL”) or a revolving line of credit (“HELOC”).

14)
To the Bank’s knowledge, none of the Loan Documents is subject to any valid set-off, abatement, diminution, counterclaim or defense, including but not limited to a defense of usury, or any right of recession, and no such set-off, abatement, diminution, counterclaim or defense, including a defense of usury, or right of rescission, has been asserted with respect thereto.

15)
The information set forth on Schedules A and B with respect to such Loans is true and correct in all material respects as of the date or dates respecting which the information is furnished. The amount of each Loan set forth on Schedules A and B is due and owing, as of the Effective Date, to the Bank from the Borrowers named in the Loan Document.

Representations and Warranties of Participant.    To induce Bank to enter into this Agreement, Participant makes the following representations and warranties:

1)
Participant has reviewed the Policies and Procedures and Loan Documentation, and conducted such other portfolio analysis and due diligence examination as it has deemed to be necessary and appropriate in connection with entering into this Agreement.

2)	Participant represents that it is a corporation duly organized, validity existing and in good standing under the laws of the State of Delaware.

3)
Participant represents and warrants that it is authorized and has the power to enter into this Agreement and purchase the Participation Interest, and that all documents or instruments pertaining to the purchase by Participant of the Participation Interest are properly executed and binding on Participant.

4)
Participant represents and warrants to Bank that (a) Participant does not consider the acceptance of its participation hereunder to constitute the “purchase” or “sale” of a “security” within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 or Rule 10b-5 promulgated thereunder, the Trust Indenture Act of 1939, the securities laws of the State of North Carolina, any other applicable securities statute or law, or any rule or regulation under any of the foregoing; (b) Participant acknowledges that it may not derive profits from the efforts of Bank or any third party in respect of the acquisition of Participation Interest; (c) this participation constitutes a commercial transaction by Participant with Bank regarding the obligations of the Borrowers under the Loan Documents and does not represent a common joint venture with Bank or an “investment” (as the term is commonly understood) in Bank or any Borrower, (d) Participant is accepting the Participation Interest for its own account in respect of a commercial transaction made in the ordinary course of its commercial business and not with a view to or in connection with any subdivision, resale, or distribution thereof, and (e) Participant is engaged in the business of entering into commercial transactions (including transactions of the nature contemplated herein), can bear the economic risk related to its participation in the Loans, and has had access to all information deemed necessary by it in making its decision whether or not to participate in the Loans.

5)
Participant represents and warrants that (a) it has independently reviewed the Loan Documents (b) Participant has conducted and will continue to conduct, to the extent it deems appropriate or necessary, an independent investigation of each Borrower, including, without limitation, an investigation relating to the creditworthiness of each Borrower, and (c) Participant has not relied, and will not rely upon Bank for any such investigation or assessment of risk.

No Recourse; Loan Documents; Perfection.    Participant shall bear all risk of loss to the outstanding principal and interest, fees or other payments due in respect of the Loans, without recourse to Bank and Bank shall have no obligation to reacquire Participants interest in any Loan or Loans. Bank shall not be responsible (except to the extent of Bank’s intentional misconduct or gross negligence) to Participant for (i) the effectiveness, enforceability, genuineness, validity, or due execution of the Loan Documents, (ii) any representation, warranty, document, certificate, report, or statement herein made or furnished under or in connection with any Loan Documents, (iii) the adequacy of the Collateral or any other source of repayment for the obligations of the Borrowers under the Loan Documents, (iv) the existence, priority, or perfection of any lien or security interest granted or purported to be granted in connection with the Loan Documents, or (v) the observation of or compliance with any of the terms, covenants, or conditions of, or payments due under any Loan Documents on the part of the Borrowers.

No Obligation to Reacquire; No Liability.    Except as otherwise provided herein or in the Servicing Agreement, Bank shall have no obligation to reacquire Loans and except for the indemnities provided the Participant by the Bank in this Agreement, there shall be no liability incurred by, Bank for any misstatement or omission contained in any such document or otherwise.

Bank’s Obligations to Participant.    Bank shall distribute promptly (as provided herein), if and when received, payments in respect of repayment of the Loans and in respect of interest and fees thereon on or after the Effective Date. Participant’s Share of Collections will be remitted to Participant by deposit to Participant’s designated account at Bank or otherwise, as Participant shall instruct in writing. Funds due Participant from Bank hereunder shall be paid on the day of receipt if received before 2PM or if received after 2PM the following day. If Bank fails to pay Participant as required Bank shall beginning the day after such unpaid funds are due, pay to participant interest on the past due amount at a rate per annum equal to the effective federal funds rate as published in The Wall Street Journal each day such funds remain unpaid. Except as expressly provided herein, Bank does not assume any other responsibility.

When, if and to the extent that Bank receives (from any Borrower or any other entity obligated with respect to any Loan, by realization on Collateral or otherwise) a payment, partial payment, or prepayment of principal, interest or fees in respect of any Loan on or after the Effective Date, Bank shall promptly pay Participant such payments, provided, however, that any such payment shall be appropriately adjusted to reflect the period of time during which Participant held a participation interest in such Loan and that interest (and fees) to be paid to Participant shall be calculated at the rate applicable under the Loan Documents less zero (0) percent (the “Participation Rate).

If Bank should for any reason make any payment to Participant in anticipation of the receipt of funds in respect of any Loan and such funds are not duly received by Bank on the date payment is due, or such payment proves to be in excess of the amount due to Participant, then Participant shall, upon request by Bank, forthwith return to Bank any such amounts plus interest thereon from the day such amounts were transferred by Bank to Participant up to, but not including, the day such amounts are returned by Participant at a rate per annum equal to the effective federal funds rate as published in The Wall Street Journal on such transfer date.

If Bank is required at any time to return, pursuant to any bankruptcy, insolvency, liquidation or reorganization law, or otherwise, any portion of the payments made by any Borrower or any other entity obligated with respect to any Loan or otherwise received by Bank, Participant shall, on demand of Bank, forthwith return to Bank any such amounts received by Participant, but without interest thereon unless Bank is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate that Bank is required to pay.

Loan Advances.    Bank shall notify Participant three days prior to making an advance of additional funds under a Loan. Participant shall pay to Bank, at the time of such advance, the amount of the advance. In the event the Participant fails to pay such amount as required hereby, the unpaid amount shall bear interest at a rate per annum equal to the effective federal funds rate as published in The Wall Street Journal for the date such payment is due.

Setoffs; Deposits.    Bank shall have no obligation to make any claim on, or assert any lien upon, or assert any setoff against, any property held by Bank (other than Collateral); and if Bank elects to do so, Bank may, in its sole discretion, apply the same against obligations of the related Borrower other than its obligations in respect of any Loan. Participant shall have no interest in any property now or hereafter in the possession or control of the Bank or its agents which may become Collateral by reason of a general description contained in any Loan Document or by reason of any right of set-off, counterclaim, banker’s lien or otherwise, except that if such property or the proceeds thereof shall be applied in reduction of the amounts due and owing under a Loan, only then Participant shall be entitled to the amount thereof at the Participation Rate. Bank and its affiliates may enter into loans with, accept deposits from, make loans or otherwise extend credit to, accept collateral and generally engage in any kind of loan financing, banking or trust or other business with any Borrower and its respective affiliates and receive payment on such loans or extensions of credit and otherwise act with respect thereto freely and without accountability in the same manner as if this Participation Agreement and the Loans were not in effect.

Indemnification.    Participant agrees to indemnify Bank for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including fees and disbursements of counsel and arbitration and arbitrator’s fees) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Bank in any way relating to or arising out of the Loan and Loan Documents that are not reimbursed or otherwise paid to or recovered by the Bank pursuant to the Loan Documents; provided, that Participant shall not be liable for any of the foregoing to the extent they arise from Bank’s gross negligence or intentional misconduct. Should Bank be sued or threatened by suit by any receiver or trustee in bankruptcy or by any Borrower as a debtor-in-possession on account of any alleged preference, voidable transfer or fraudulent conveyance alleged to have been received as the result of any transaction in respect of which Participant has participated with Bank hereunder, or if any claim, suit or action shall be asserted against the Bank relating to such transactions, then in such event, any money paid by Bank in satisfaction or compromise of such suit, action or demand, any money required to be returned by Bank to such Borrower or its estate and any costs or fees associated therewith shall be reimbursed to Bank by Participant upon demand by Bank.

Bank agrees to indemnify Participant, on demand, for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Participant in any way relating to or arising out of intentional misconduct or gross negligence of Bank.

If any indemnity furnished to Bank or Participant hereunder shall become impaired, such party may require additional indemnity and not commence or continue to do the acts indemnified against until such additional indemnity is given.

These indemnities contained in this shall survive termination of this Agreement.

Extensions of Credit.    As long as any obligations of any Borrower to Bank remain outstanding under any Loan, Participant shall not make any loan, extension of credit or other accommodation to or for the benefit of such Borrower or purchase or extend credit upon any instrument in respect of which such Borrower may be liable in any capacity without Bank’s prior written consent.

Setoffs by Participant.    Participant agrees that if it should receive through the exercise of any right of counterclaim, setoff, banker’s lien or otherwise, any amount in respect of Loans, other than from the Bank, that Participant will remit all of the same to Bank to distribute in accordance with the terms of this Agreement.

Information. Bank agrees to make available to Participant upon request available credit information on each Borrower on a continuing basis, such credit information to include: (i) accrual status of the Loans, (ii) financial statements of the Borrowers in the possession of Bank, and (iii) all other credit information received by Bank pursuant to the Loan Documents.

Future Participations; No Interest in Other Financings.    Except as expressly provided for herein, Participant shall have no interest, by virtue of this Agreement and Participant’s rights hereunder, in (a) any present or future loans or other financing transactions by Bank to, on behalf of, or with any Borrower (collectively, the “other financing”) other than the Loans, (b) any present or future guaranties by or for the account of any Borrower which are not contemplated in the Loan Documents, (c) any present or future offset exercised by Bank in respect of such other financing, or (d) any present or future property taken as security for any such other financing.

No Third-Party Beneficiary.    None of the provisions of this Agreement shall inure to the benefit of any Borrower or any person other than Participant or Bank; consequently, the Borrowers and any person other than Participant or Bank shall not be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure of Participant or Bank to comply with the provisions of this Agreement. Except as specifically set forth in this Agreement, neither Participant nor Bank shall incur any liability to any Borrower or any other person for any act or omission of the other.

Assignments.    Bank agrees that Participant may assign its Participation Interest in any Loan, or any portion thereof without the prior written consent of Bank to Wachovia Preferred Funding Corp. or other persons and in such event, Participant shall notify Bank of such assignment and identify the assignee. Such assignee shall fully assume all rights and obligations under this Agreement including, without limitation, the obligation to advance funds and pay the servicing fee as required hereunder and Bank shall be fully authorized to deal with such assignee (with respect to the Loans so assigned) as if the assignee were the Participant. Participant, however, shall continue to be liable to Bank for all sums due Bank under this Agreement that such assignee of Participant fails to pay to Bank. Bank may assign its rights hereunder with the consent of Participant.

Entire Agreement; Captions.    This Agreement embodies the entire agreement between the parties, supersedes all prior agreements and understandings, if any, relating to the Loans and may be amended only by an instrument in writing executed jointly by an authorized officer of each party. The captioned headings of the sections herein are for reference only and are not a part of the terms hereof.

Other Provisions.    Nothing herein contained confers on either Party any interest in or subjects either Party to any liability on account of the assets or liabilities of the other, except for Participant’s Participation Interest.

This Agreement may be modified or amended only be a written instrument signed by the Parties. This Agreement shall be governed in all respects by the laws of the State of North Carolina and of the United States of America. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except as such assignments are prohibited herein.

If any provision of this Agreement is held to be unenforceable, such provision shall be ineffective to the extent of such enforceability without invalidating the remaining provisions of this Agreement.

Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, and all of that shall constitute a single agreement with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective from the day first written above.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the day first written above.

BANK
WACHOVIA BANK, NATIONAL ASSOCIATION
By:
Title:
PARTICIPANT
WACHOVIA PREFERRED FUNDING HOLDING CORP.
By:
Title:

Schedule A

Schedule B

Schedule C